Exhibit 10.1

April 3, 2024

Dear Mitch,

As discussed, this letter describes the treatment of each of your equity-based awards (1) that is currently outstanding and that may be granted to you on or before March 31, 2025 and (2) with respect to which you have remained employed by us through the first anniversary of the applicable grant date for each such award referenced in clause (1) above (each, an “Applicable Equity Award”). This treatment will not apply to any equity-based awards that are granted to you after March 31, 2025.

Subject to your continued employment through at least March 31, 2025, each Applicable Equity Award that is a (1) restricted stock unit will continue to vest as set forth in the applicable award agreement, (2) performance stock unit will continue to vest and remain subject to the attainment of performance objectives as set forth in the applicable award agreement and (3) stock option will remain exercisable through the remaining term of such stock option as set forth in the applicable award agreement, in each case following any termination of your employment from the company other than a termination for Cause (as defined in the applicable award agreement), unless the applicable award agreement provides full accelerated vesting of the Applicable Equity Award for your termination event. The terms provided in the immediately preceding sentence shall be referred to herein as the “Treatment of Applicable Equity”. The Treatment of Applicable Equity will also apply if you become entitled to payments and benefits, including your execution and delivery of a release of claims, in a termination without Cause under Section 8(a) of your Amended & Restated Employment Agreement with us effective as of April 16, 2019 (the “Employment Agreement”).

Except as set forth above, each Applicable Equity Award will otherwise remain subject to the terms and conditions of the plan and award agreement pursuant to which such Applicable Equity Award was granted. Nothing herein shall be deemed to modify or amend the terms of your Employment Agreement.

UPBOUND GROUP, INC.

By:	/s/ Bryan Pechersky
	Name:	Bryan J. Pechersky
	Title:	Executive Vice President, General Counsel and Corporate Secretary

Acknowledged and agreed:

By:	/s/ Mitchell Fadel
Name: Mitchell E. Fadel

Date: April 3, 2024